EXHIBIT 21.1

                         Subsidiaries of the Registrant

                                                                 Jurisdiction of
                                                                Incorporation or
                                                                  Organization
                                                                  ------------

BankUnited Financial Corporation owns 100% of:                      Florida

------BankUnited, FSB which owns 100% of:                           Federal

      ------T&D Properties of South Florida, Inc.                   Florida

      ------Bay Holdings, Inc.                                      Florida

      ------CRE Properties, Inc.                                    Florida

------BankUnited Mortgage Corporation                               Florida

------BUFC Financial Services, Incorporated                         Florida

------CRE America Corporation                                       Florida

------BankUnited Capital(1)                                         Delaware

------BankUnited Capital II(1)                                      Delaware

------BankUnited Capital III(1)                                     Delaware

(1) BankUnited Financial Corporation owns 100% of the common stock of BankUnited Capital, BankUnited Capital II and BankUnited Capital III. BankUnited Capital has also issued $70 million aggregate liquidation value of its 10 1/4% Trust Preferred Securities, Series B ($1,000 liquidation amount per trust preferred security); BankUnited Capital II has issued $46 million aggregate liquidation value of its 9.60% Cumulative Trust Preferred Securities ($25 liquidation amount per trust preferred security) and BankUnited Capital III has issued $102.5 million of its 9% Cumulative Trust Preferred Securities ($25 liquidation amount per trust preferred security). The trust preferred securities issued by BankUnited Capital, BankUnited Capital II and BankUnited Capital III are publicly held.